THE TOPPS COMPANY, INC. REPORTS FISCAL 2006
                              FIRST QUARTER RESULTS

New York, NY, June 28, 2005 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2006 first quarter ended May 28, 2005.

Net sales in the fiscal 2006 first quarter were $78.9 million compared to $88.1 million last year. Stronger foreign currencies versus the prior year contributed $1.5 million to 2006 first quarter sales. Income from operations was $397,000 compared to $5.6 million last year. Net income in the fiscal 2006 first quarter was $897,000, or $0.02 per diluted share, versus $4.1 million, or $0.10 per diluted share, last year. Fiscal 2005 first quarter results included a one-time charge of $1.9 million, or approximately $0.05 per diluted share, related to a European Commission fine.

Profitability for the current period was impacted significantly by softness in U.S. and European sports, as expected. Professional fees associated with the recently resolved proxy fight, settlement of the Media Technologies litigation, and strategic business initiatives were also factors.

Confectionery net sales were essentially flat at $44.0 million in the fiscal 2006 first quarter, a 0.4% decline compared to $44.2 million in last year's first quarter. Net sales in the period benefited from distribution gains of Juicy Drop Pop in the U.S., supported by new packaging and increased advertising as well as new product introductions. Gains were offset by the timing of the Easter holiday this year and the discontinuation of Juicy Bugs and Juicy Chews.

Entertainment net sales declined 20.6% to $34.8 million in the fiscal 2006 first quarter from $43.9 million in the prior-year period, reflecting the absence of sales related to the European Cup held once every four years, lower sales of other European sports products, and continuing softness in U.S. sports cards. These declines were partially offset by strength in non-sports Entertainment products including Star Wars in the U.S. and Europe, World Wrestling Entertainment in Italy, and WizKids constructible strategy games.

Arthur T. Shorin, Chairman and CEO of Topps, commented, "During the first quarter, we rolled out certain confectionery products to new markets, continued to work at implementing our new go-to-market strategy for the segment, and began developing an exciting program to build the Bazooka brand that will be introduced early next year. Sports products declined, as noted, but efforts in connection with product proliferation issues were actively pursued. As anticipated, sales of non-sports publishing products and Pirates constructible strategy games fared well in the first quarter.

Mr. Shorin continued, "We remain focused upon doing the right things to improve long-term performance and build shareholder value. These include completing the final phase of in-depth business reviews with outside consultants and continuing the exploration of strategic alternatives, previously announced, which we initiated with Lehman Brothers this past February.

Mr. Shorin concluded, "First quarter results do not diminish our confidence about achieving the full year plan we outlined at the beginning of fiscal 2006. I anticipate increasingly better performance from the Confectionery segment during the second half. Further, Entertainment activities, including WizKids introductions and a national roll out of TV advertising featuring Wacky Packages, are quite promising."

During the first quarter, the Company paid its regular quarterly cash dividend to shareholders of $0.04 per share. At May 28, 2005, the Company had $92.9 million in cash and marketable securities and no debt.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                 (Tables Follow)

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                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (amounts in thousands)


                                            As of             As of
                                        May 28, 2005    February 26, 2005
                                        ------------    -----------------

Cash and Equivalents                    $  22,048          $  36,442
Investments                                70,881             69,955
Working Capital                           134,645            138,146
Net Property, Plant and Equipment          12,531             12,553
Total Assets                              281,878            290,411
Shareholders' Equity                      216,702            219,189





                              SEGMENT INFORMATION
                             (Amounts in thousands)


                                                Quarter Ended

                                        May 28, 2005    May 29, 2004
                                        ------------    ------------
Net Sales
---------
Confectionery                           $  44,039       $  44,207
Entertainment Products                     34,827          43,882
                                        ---------       ---------
Total                                   $  78,866       $  88,089
                                        =========       =========

Contributed Margin
------------------
Confectionery                           $  11,840       $  13,002
Entertainment Products                      8,281          13,428
                                        ---------       ---------
Total                                   $  20,121       $  26,430
                                        =========       =========

Reconciliation of Contributed Margin
to Income Before Provision for Taxes:
-------------------------------------

Total Contributed Margin                $  20,121       $  26,430
Unallocated General and Administrative
  Expenses and Manufacturing Overhead    (19,245)         (19,632)
Depreciation & Amortization              ( 1,431)         ( 1,592)
Other Income                                 952              433
                                        ---------       ----------
Income from Operations                       397            5,639
Interest Income, Net                         739              484
                                        ---------       ----------
Income before Provision for
  Income Taxes                          $  1,136        $   6,123
                                        =========       ==========

                    THE TOPPS COMPANY, INC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (Amounts in thousands, except share data)



                                                (Unaudited)
                                            Thirteen weeks ended
                                        May 28, 2005    May 29, 2004
                                        ------------    ------------

Net Sales                               $  78,866       $  88,089
Cost of sales                              51,192          54,290
                                        ---------       ---------
   Gross profit on sales                   27,674          33,799

Other income                                  952             433
Selling, general and
  administrative expenses                  28,229          28,593
                                        ---------       ---------
   Income from operations                     397           5,639

Interest income, net                          739             484
                                        ---------       ---------
Income before provision
  for income taxes                          1,136           6,123

Provision for income taxes                    239           2,021
                                        ---------       ---------
   Net income                           $     897       $   4,102
                                        =========       =========


Basic net income per share                  0.02             0.10
Diluted net income per share                0.02             0.10


Weighted average shares
  outstanding - Basic                   40,455,000      40,567,000
Weighted average shares
  outstanding - Diluted                 41,255,000      41,372,000